CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference our report dated December 28, 2009 in the Registration Statement (Form N-2) and related Prospectus and Statement of Additional Information of Nuveen Municipal High Income Opportunity Fund 2 filed with the Securities and Exchange Commission in this initial filing to the Registration Statement under the Securities Act of 1933.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

May 7, 2010